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                       EX-3.2

                 AMENDED AND RESTATED

                        BY-LAWS

                           of

                 PURO WATER GROUP, INC.

                 a Delaware Corporation

            (Amended as of November 1, 1996)

                       ARTICLE I.

               MEETINGS OF SHAREHOLDERS.

    Sec. 1. ANNUAL MEETING. The annual meeting of shareholders shall be held on the 15th day of Feb. of each year. If the day so designated falls upon a Sunday or a legal holiday, then the meeting shall be held upon the first business day thereafter.

    Sec. 2. QUORUM. The presence, in person or by proxy, of the holders of two-thirds (2/3rds) of the outstanding stock entitled to vote on the subject matter shall be necessary to constitute a quorum for the transaction of business, but a lesser number may adjourn to some future time not less than seven (7) nor more than thirty (30) days later, and the Secretary shall thereupon give at least seven (7) days notice by mail to each shareholder entitled to vote who was absent from such meeting.

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    Sec. 3. SPECIAL MEETINGS. Special meetings of shareholders may be called at any time by the President. The President shall call a special meeting of shareholders whenever so requested in writing by a majority of Directors or by one or more shareholders representing not less than fifty percent of the total number of shares of the issued and outstanding capital stock entitled to vote at said meeting. No business other than that specified in the call for the meeting shall be transacted at any such special meeting of the shareholders.

    Sec. 4. VOTING. At all meetings of the shareholders all questions, the manner of deciding which is not specifically regulated by statute, shall be determined by a majority vote of the shareholders present in person or by proxy. Each shareholder present, in person or by proxy, shall be entitled to cast one vote for each share of stock owned or represented by him.

    Sec. 5. NOTICE. Written notice of the time and place and general purposes of all annual and special meetings shall be mailed or otherwise given as provided by law by the Secretary to each shareholder not less than seven days, or more than fifty days prior to the date of the meeting. Annual and special meetings of shareholders may be held at such time and place within or without this State as the Directors shall determine.

    Sec. 6. TRANSACTION OF BUSINESS WITHOUT MEETING. Any action which may be authorized at a regularly constituted meeting of the Shareholders may be authorized without such a meeting provided that, either prior to, or subsequent to, the time such action is taken, written consent thereto is signed by all of the persons who would be entitled to vote upon such action at such a meeting, or by their duly authorized attorneys, and such consent is filed with the Secretary of the Corporation as part of the corporate records.

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                                   ARTICLE II.

                                    DIRECTORS.

    Sec. 1. NUMBER. The affairs and business of this Corporation shall be managed by a Board of Directors elected by the Shareholders at their annual meeting. The number of directorships at any time shall be fixed by resolution, first, of the incorporators, and thereafter of the shareholders. The corporation shall have at least three directorships except that, where all issued and outstanding shares are owned beneficially and of record by less than three shareholders, the number may be less than three but not less than the number of shareholders.

    Sec. 2. TERM OF OFFICE. The term of office of each of the Directors shall be one year, and thereafter until his successor has been elected.

    Sec. 3. DUTIES OF DIRECTORS. The Board of Directors shall have the control and general management of the affairs, property and business of the corporation.

    Sec. 4. DIRECTORS' MEETINGS. Regular meetings of the Board of Directors shall be held immediately following the annual meeting of the shareholders, and at such other times as the Board of Directors may determine. Special meetings of the Board of Directors may be called by the President at any time, and shall be called by the President or the Secretary upon the written request of a majority of the Directors. Any and all meetings may be held within or without this State as the Directors shall determine.
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    Sec. 5. QUORUM. At any meeting of the Board of Directors, a majority of the Board shall constitute a quorum for the transaction of business; but in the event of a quorum not being present, a lesser number may adjourn the meeting to some future time, not more than thirty (30) days later. The act of a majority of the Directors present at a meeting at which there is a quorum shall be the act of the Board of Directors.

    Sec. 6. VOTING. At all meetings of the Board of Directors, each director is to have one vote, irrespective of the number of shares of stock that he may hold.

    Sec. 7. VACANCIES. Vacancies in the Board occurring between annual meetings shall be filled for the unexpired portion of the term by the concurring vote of a majority of the remaining Directors.

    Sec. 8. REMOVAL OF DIRECTORS. Any one or more of the Directors may be removed, either with or without cause, at any time by a vote of the shareholders holding a majority of the stock, at any special meeting called for the purpose.

    Sec. 9. NOTICE. Written notice of all regular and special meetings shall be mailed to each director by the Secretary not less than seven (7) days prior to the date fixed for such meeting.

    Sec. 10. TRANSACTION OF BUSINESS WITHOUT MEETING. Any corporate action which can be authorized at a duly constituted regular or special meeting of the Board of Directors or a Committee thereof may be authorized without such a meeting, provided that all of the Directors or all members of the Committee, as the case may be, consent in writing to such action before or after the time such action is taken and the number of such Directors or members constitutes a quorum for such action. The Secretary of the Corporation shall file such consents with the minutes of the meetings of the Board of Directors.
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    Sec. 11. EXECUTIVE COMMITTEE; OTHER COMMITTEES. The Board of Directors
may by resolution adopted by the affirmative vote of directors holding a majority of directorships, at a meeting at which a quorum is present, designate two or more Directors as an executive committee or other committees which shall have and may exercise all such authority of the Board as shall be provided in such resolution.

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                               ARTICLE III.

                                 OFFICERS.

    Sec. 1. NUMBER. The officers of this corporation shall be a President, Secretary and a Treasurer, and such other officers, such as Vice-Presidents, Assistant Secretaries and Assistant Treasurers as are designated by the Board of Directors.

    Sec. 2. ELECTION. The Board of Directors, at its annual meeting held immediately after the annual meeting of shareholders, shall elect from among their number a President, and those other officers enumerated above, all of whom shall serve for the term of one year and until their successors are duly elected and qualified. Any two offices may be held by the same person, except the offices of President and Vice-President or President and Secretary.

    Sec. 3. DUTIES OF OFFICERS. The duties and powers of the officers of the corporation shall be as follows:

                                  PRESIDENT.

    The President shall preside at all meetings of the Directors and Stockholders. He shall be the Chief Executive Officer of the Corporation and shall have general charge and direction of the business of the Corporation subject to the control of the Board of Directors.

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                                   SECRETARY.

    The Secretary shall keep the minutes of the meetings of the Board of Directors and of the shareholders in appropriate books.

    He shall give and serve all notices of the Corporation.

    He shall be custodian of the records and of the seal, and affix the latter when authorized and required.

    He shall keep the stock and transfer books in the manner prescribed by law.

    He shall sign all certificates of stock.

    He shall present to the Board of Directors at their stated meetings all communications addressed to him officially by the President or any officer or shareholder of the corporation.

    He shall attend to all correspondence and perform all the duties incident to the office of Secretary.

                                 TREASURER.

    The Treasurer shall have the care and custody of and be responsible for the funds and securities of the corporation, and deposit all such funds in the name of the corporation in such bank or banks, trust company or trust companies or safe deposit vaults as the Board of Directors may designate.

    In the absence of a resolution of the Directors to the contrary, he shall sign, make and endorse in the name of the corporation, all checks, drafts, notes and other evidences of debt.

    He shall exhibit at all reasonable times the Balance Sheets and Profit and Loss Statements of the corporation to any director or stockholder of the corporation upon application at the office of the corporation during business hours.

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    He shall render a statement of the condition of the finances of the corporation at each regular meeting of the Board of Directors, and at such other times as shall be required of him.

    He shall present a full financial report at the annual meeting of the shareholders.

    He shall keep, at the office of the corporation, correct books of account of all its business and transactions and such other books of account as the Board of Directors may require.

    He shall perform all duties incident to the office of Treasurer.

    Sec. 4. VACANCIES, HOW FILLED. All vacancies in any office shall be filled by the Board of Directors without undue delay, at its regular meeting, or at a meeting specially called for that purpose.

    Sec. 5. COMPENSATION OF OFFICERS. The officers shall receive such salary or compensation as may be determined by the Board of Directors.

    Sec. 6. REMOVAL OF OFFICERS. The Board of Directors may remove any officer, by a majority vote, at any time, with or without cause.

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                                  ARTICLE IV.

                             CERTIFICATES OF STOCK.

    Sec. 1. DESCRIPTION OF STOCK CERTIFICATES. The certificates of stock shall be numbered and registered in the order in which they are issued. They shall be signed by the President and by the Secretary and sealed with the seal of the corporation. The certificates of stock shall agree with the requirements as set forth in the Delaware Statutes for share certificates and the By-Laws of the Corporation.

    Sec. 2. TRANSFER OF STOCK. The stock of the corporation shall be assignable and transferable on the books of the corporation only by the person in whose name it appears on said books or his legal representatives. In case of transfer by attorney, the power of attorney, duly executed and acknowledged, shall be deposited with the Secretary. In all cases of transfer, the former certificate must be surrendered up and cancelled before a new certificate can be issued. No transfer shall be made upon the books of the corporation within ten days next preceding the annual meeting of the shareholders.

                                     ARTICLE V.

                                     DIVIDENDS.

    Sec. 1. WHEN DECLARED. The Board of Directors may by vote declare dividends from the unsecured and unrestricted earned surplus of the corporation whenever, in their opinion, the condition of the corporation's affairs will render it expedient for such dividends to be declared, pursuant to law. No dividend shall be paid when the corporation is insolvent or when the payment of the dividend would render the corporation insolvent.


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                        ARTICLE VI.

                        AMENDMENTS.

    Sec. 1. HOW AMENDED. These By-Laws may be amended by an affirmative vote of the shareholders representing a majority of the capital stock entitled to vote, at an annual meeting or at a special meeting called for that purpose, provided that written notice shall have been sent to each shareholder entitled to receive such notice, which notice shall state the amendments which are proposed to be made in such By-Laws. Only such changes as have been specified in the notice shall be made. If, however, all the shareholders shall be present at any regular or special meeting, these By-Laws may be amended by a unanimous vote, without any previous notice; and furthermore, these By-Laws may be amended by unanimous consent action of the shareholders as provided in these By-Laws.